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                                                                    Exhibit 10.3

                             AMENDED AND RESTATED
                 CB RICHARD ELLIS ANNUAL MANAGEMENT BONUS PLAN
                           EFFECTIVE JANUARY 1, 1999

1. REWARDS FOR COMPANY PRODUCTIVITY

  The CB Richard Ellis Annual Management Bonus Plan (the "Plan") was amended and restated effective January 1, 1999 to read as set forth herein. The Plan has been designed to reward and stimulate Participant effort toward successful attainment of the CBRE Group's goals by directly tying the Participant's compensation to CBRE Group and individual results achieved. The "CBRE Group" consists of those entities which are directly or indirectly controlled by or in control of or under common control with CB Richard Ellis Services, Inc.
CB Richard Ellis, Inc. administers the plan for the CBRE Group.

2. WHO IS ELIGIBLE?

  Participants in the Plan will be selected by the Chief Executive Officer of CB Richard Ellis Services, Inc. or his delegatee (the "CEO") except that the Compensation Committee of the Board of Directors (the "Compensation Committee") will select which, if any, executive officers for purposes of the Securities Exchange Act of 1934, will participate. Eligibility for participation will be limited to those employees of the CBRE Group whose position affords the opportunity to materially affect the CBRE Group's overall profitability. Participation begins on the first day of the month following selection as a Participant.

3. HOW THE PLAN WORKS

  A Participant is eligible for a bonus each year, based on the weighting of three factors: (1) the consolidated "Earnings Before Taxes, Depreciation and Amortization" or "EBTDA" of CB Richard Ellis Services, Inc., (2) performance of the Participant's line of business or operating unit, and (3) the Participant's individual performance.

  The following is a general overview of the Plan:

  a. In the beginning of each calendar year (or such other date as participation commences), each Participant receives a Reference Point Award
(RPA). The RPA is the target bonus amount which is annually established based on a Participant's position and the position's potential contribution to the CBRE Group. For executive officers the RPA will be established by the Compensation Committee of the Board of Directors.

  b. EBTDA targets for the CBRE Group performance targets for each line of business, and individual performance priorities are established at the beginning of a calendar year (or such other date as participation commences) for each Participant in order to measure his or her performance at the end of a year. Each of the three factors (consolidated EBTDA, line of business performance and personal performance) is weighted based on the Participant's position with the total of the weightings equaling 100%. For example, for a senior corporate executive in charge of a line of business the weighting might be 40% CBRE Group performance, 40% line of business performance and 20% individual performance. For executive officers all targets will be set by the Compensation Committee of the Board of Directors. The Compensation Committee sets the EBTDA targets for all Participants.

  c. At the end of the calendar year each of the three factors is calculated as follows:

    (i) CB Richard Ellis Services, Inc. performance is measured against the consolidated EBTDA target set by the Board's Compensation Committee at the start of the year, with the factor established as follows:

                                       Factor                 Example
                                       ------                 -------
   0-70% of target..............                  0                  = 0% factor
    70%-100% of target..........   0%-100% pro rata   90% of target = 67% factor
   100%-200% of target.......... 100%-300% pro rata 120% of target = 140% factor


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    (ii) Line of business performance is measured against the target set by the Chief Executive Officer (by the Compensation Committee in the case of executive officers) at the start of the year with the same adjustments as set out in 3(c) above.

    (iii) Personal performance is measured against the written objectives established at the start of the year by the CEO for everyone except executive officers and by the Compensation Committee for executive officers. This factor is capped at 100%.

  d. The actual bonus payment is determined by multiplying each performance factor, as adjusted in Section 3(c)(i) above, by the percentage weighting assigned to it for the individual involved and then adding the three percentages together. The total percentage is then multiplied by the individual's RPA to get the bonus payable for the year.

  Total bonuses are limited to 25% of CB Richard Ellis Services, Inc.'s consolidated pre-tax, pre-bonus profitability after taking account of such other senior management incentive payments as may be determined by the CEO. If the total bonuses and incentives estimated to be paid are greater than 25%, then bonuses will be adjusted as determined by the CEO (by the Compensation Committee in the case of executive officers) so that actual bonuses paid meet the 25% limit.

4. LINE OF BUSINESS PERFORMANCE

  Line of business performance goals will vary with the nature of the business and the objectives of the CBRE Group with respect to that business.

5.  INDIVIDUAL PERFORMANCE PRIORITIES

  Performance priorities for each individual will be established annually and reviewed periodically. These will express important CBRE Group objectives in each Participant's area of responsibility and will take into account such considerations as the difficulty of achieving the task and the potential for significantly exceeding or falling short of the performance priority due to economic conditions. Individual performance priorities will be established so that 100% achievement would be a truly outstanding performance which, while potentially achievable, represents an appreciable challenge.

  Each Participant will have a minimum of three and a maximum of six personal performance priorities. The performance priorities will be in writing and each will be individually weighted through agreement with the individual's manager subject to approval by the CEO (by the Compensation Committee in the case of executive officers).

  At the end of the year, the extent to which the Participant has met his/her individual performance priorities will be determined by the CEO or, in the case of executive officers, the Compensation Committee. The result will be utilized as one of the factors for determining the amount of bonus earned. Achievement ratings on individual Performance Priorities may range from zero to 100%.

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6. BONUS DETERMINATION PROCESS

  The actual bonus payment earned by a Participant will be determined by formula as described below:

Example:

Assume: RPA = $50,000         Factor Weighting: Company = 10%
                              L.O.B. = 50%
                              Individual Performance Priority = 40%
                              Company EBTDA target = $150 mill
                              Actual = $155 mill or 103%
                              L.O.B. target = $15 mill
                              Actual = $14 mill or 93%
                              Individual Performance Priorities actual = 90%
Calculations:
       Company Target                                                        Factor
       --------------                                                        ------
                              (100% to 200% Adj. Factor)
                              $155 mill = 3% X 2 = 6%. 106% X 10% =          10.6%
                              $150 mill
        L.O.B. Target
        -------------
                              (70% to 100% Adj. Factor)    (weight)
                              $14 mill = .93-.70 = .23 X 3.3 = .77 X 50% =   38.5%
                              $15 mill
      Individual Target
      -----------------
                              (weight)
                              .90 X .40 =                                    36.0%
                                                                             -----
    RAP Adjustment =                                                         85.1%
    Bonus =                   $50,000 X 85.1% = $42,550

7. CEO AWARDS

  Additionally, exceptional achievement by a Participant may be rewarded with a supplemental discretionary award, referred to as a "CEO Award." Such awards may be authorized by the CEO in cases of exceptional and exceedingly deserving circumstances. These supplemental awards will generally be made to recognize a unique contribution to improved profitability (present or future) of the Company. In any particular year, CEO Awards may, or may not, be granted depending upon actual occurrences and the judgement of the CEO.

  The CEO's Awards will not exceed $40,000 for any single individual or more than an aggregate of $750,000 in any year for all Participants. Executive officers are not eligible for CEO awards.

8. HOW BONUSES ARE PAID

  It is CB Richard Ellis' intent that all bonuses earned will be paid in cash. However, CB Richard Ellis reserves the right to distribute common stock in CB Richard Ellis Services, Inc. or other non-cash forms of compensation in lieu of cash in the event economic circumstances dictate such action. Subject to management's final approval of bonus awards, bonuses will be distributed after the end of the fiscal year and the completion of the Company's audit, usually in late February. Federal and state income taxes and other required taxes will be deducted from bonuses.

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9. EMPLOYEE TRANSFERS

  If an employee transfers to a new position, he or she is eligible for a bonus as follows:

  . If the transfer is to a position that is not currently eligible for participation in the Plan, the Participant will receive a prorated bonus based on the number of full calendar months worked in the eligible position.

  . If the transfer (which could be in the form of a promotion) is to another position which is eligible for the Executive Bonus Plan, the Participant will receive a prorated bonus for each position based on the number of full months worked in each position, and his or her ratings for each position.

10.  IF EMPLOYMENT STATUS CHANGES

  If employment terminates during the year, eligibility for a bonus will depend on the reason for the termination:

  (a) General. If the termination is for any reason other than total and permanent disability, retirement or death all rights to a bonus are forfeited without regard to whether the Participant quits or is terminated with or without cause.

  (b) Retirement. If an employee retires at age 55 or older with at least 15 years of service with the CBRE Group or at age 65 or older regardless of years of service and has participated in the Plan for at least six months of the year, the bonus will be prorated based on the number of full months of participation in the Plan. The prorated bonus will be paid at the time bonuses are paid to all Participants. If participation in the Plan is for less than six months during the year of retirement, the Participant is not eligible for a bonus for that year.

  (c) Death or total disability If a Participant dies during a year or is totally and permanently disabled as defined in the CB Richard Ellis, Inc. Long Term Disability Plan, the bonus will be prorated based on the number of full months of participation in the Plan. The prorated bonus will be paid at the time bonuses are paid to all Participants. In the case of death, payment will be made to the beneficiary designated for group term life insurance or if there is no such beneficiary to the Participant's estate.

11. AMENDMENT, TERMINATION AND INTERPRETATION

  CB Richard Ellis Services, Inc. reserves the right at any time prior to payment of the awards to review, interpret, alter, amend, or terminate (discontinue) the Amended and Restated Annual Management Bonus Plan, including, without limitation, the calculation and method of and eligibility for award payments. This Plan does not constitute a contract of employment (express or implied) or any other form of contract and cannot be relied upon as such. This Plan does not alter the right of any member of the CBRE Group to terminate an employee's employment with or without cause and regardless of due process. The CEO's decision with respect to the interpretation of the Plan and its application to any individual shall be conclusive and binding on all persons involved, except that all such decisions with respect to executive officers shall be made by the Compensation Committee.

12. MISCELLANEOUS

  (a) Governing Law. The Plan and each option granted hereunder shall be subject to and construed under the laws of the State of Delaware as though all parties were residents of Delaware.

  (b) Arbitration. Any and all disputes with respect to the Plan or any Option granted hereunder shall be resolved by arbitration in Los Angeles, California under the Commercial Arbitration Rules of the American Arbitration Association using a single arbitrator. The arbitrator's award shall be conclusive, final and binding with respect to the parties thereto. The fees of the arbitrator shall be borne by CBRE and each party shall bear its own costs including attorney fees.

  (c) Headings. The headings herein are for convenience only and shall not be used in interpreting the Plan.

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